FIRST AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER

                            DATED SEPTEMBER 15, 1999

                                  BY AND AMONG
                BCAM INTERNATIONAL, INC., LUNGCHECK HEALTH, INC.
                               AND LUNGCHECK, INC.

         The undersigned agree that, following the consummation of the merger contemplated by the Agreement and Plan of Merger, the following treatment will take place with respect to exercisable options and warrants issued by LungCheck, Inc. for the purchase of LungCheck, Inc. common stock at a purchase price per share $1.00 or more immediately prior to the merger. Each such option or warrant shall be replaced with an option or warrant to purchase BCAM Series B Acquisition Preferred Stock ("BCAM Preferred Stock") based upon the following:

     (a) The number of shares of LungCheck, Inc. common stock purchasable under the option or warrant prior to the merger shall be converted into an option or warrant to purchase an amount of BCAM Preferred Stock equal to the product of:

     the number of shares of Lungcheck, Inc. common stock purchasable pursuant to warrants or options exercisable immediately prior to the merger multiplied by .008.

     (b) The purchase price per share of BCAM Preferred Stock shall be computed as follows:

     the purchase price per share of Lungcheck, Inc. common stock set forth in the Lungcheck, Inc. warrant or option multiplied by .75 and further multiplied by 100.


Dated:     October 8, 1999


                                                    BCAM INTERNATIONAL, INC.


                                                 By:____________________________


                                                    LUNGCHECK HEALTH, INC.


                                                 By:____________________________


                                                    LUNGCHECK, INC.


                                                 By:____________________________